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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 16, 2001


                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

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             (Exact name of registrant as specified in its charter)


                                 North Carolina
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                 (State or other jurisdiction of incorporation)


        0-27570                                    56-1640186
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(Commission file Number)                    (IRS Employer ID Number)


            3151 South 17th Street, Wilmington, North Carolina 28412
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code         (910) 251-0081
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Item 5.  Other Events.

         Pharmaceutical Product Development, Inc. ("PPD") today issued the press release attached as an exhibit hereto.

         As indicated in the attached press release, PPD has entered into a strategic investment with an affiliate of JPMorgan Partners ("JPMorgan Partners"), Ernest Mario, Ph.D., Chairman of PPD and former Chairman and Chief Executive Officer of Alza Corporation, and Fred Eshelman, Chief Executive Officer of PPD (collectively, the "Investors"). The Investors formed a new entity, Apothogen, Inc., to engage in the business of acquiring, developing and commercializing selected pharmaceutical products.

         Under the terms of the agreements, the Investors have committed to provide financing to Apothogen through the purchase of Apothogen's Series A convertible preferred stock in the following approximate percentages: JPMorgan Partners, 82%; PPD, 15%; Dr. Mario, 1.5%; and Dr. Eshelman, 1.5%. Based on these percentages and the total commitment of the Investors, PPD's maximum total capital commitment to Apothogen is $18 million. The funding of all capital calls will be made on a pro rata basis and will require the approval of Apothogen's board of directors and JPMorgan Partners.

         In addition to its strategic investment in Apothogen, PPD, through its PPD Development subsidiary, will be the exclusive provider of drug development and clinical research program management services to Apothogen pursuant to a master services agreement between the parties. PPD also granted Apothogen a first right to negotiate an exclusive license with respect to compounds acquired or licensed by PPD after October 5, 2001.

         Apothogen's board of directors consists of seven directors, four designated by JPMorgan Partners, one designated by PPD (initially Stuart Bondurant, M.D., who is a PPD Director), Dr. Mario and Dr. Eshelman. Dr. Mario will serve as the Chairman of Apothogen. Dr. Eshelman entered into a management advisor agreement with Apothogen, under which he will serve as a member of its management governing body, which will assist Apothogen management in evaluating acquisitions and development of pharmaceutical products. Dr. Eshelman will continue to serve in a full-time capacity as Chief Executive Officer of PPD. James Butler, former Senior Vice President of Sales and Marketing for Alza Corporation, also entered into a management advisor agreement with Apothogen and will serve as a member of Apothogen's management governing body. None of Dr. Mario, Dr. Eshelman or Mr. Butler will receive any salary or compensation for the services rendered by them to Apothogen.

         As part of this transaction, Apothogen issued shares of Class A and Class B common stock to Dr. Mario, Dr. Eshelman and Mr. Butler. These shares were issued for nominal consideration and are subject to vesting over time. Under the terms of the agreements, the Class A common stockholders will not receive any proceeds upon a liquidity event until the Investors have received an amount at least equal to the full purchase price of their Series A preferred stock plus any accrued and unpaid dividends. The Class B common stockholders will not receive any proceeds unless and until there is a liquidity event with respect to Apothogen (e.g., IPO, sale or


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merger of Apothogen or sale of all or substantially all of its assets) and specified performance targets for the Investors have been met.

         The current ownership of Apothogen's fully-diluted equity (excluding the Class B common stock) is as follows: JPMorgan Partners, 65.3%; PPD, 11.7%; Dr. Mario, 7.5%; Dr. Eshelman, 7.5%; and Mr. Butler, 1.5%. The remaining 6.5% is reserved for future issuance in connection with Apothogen's business. If there is a liquidity event with respect to Apothogen and the specified performance targets have been achieved with respect to the Class B common stock, Dr. Mario, Dr. Eshelman and Mr. Butler could receive up to an additional 5%, 5% and 1%, respectively, of Apothogen's fully-diluted equity value through their respective holdings of Class B common stock.

         PPD expects to account for its equity investment in Apothogen under the equity method of accounting.

         Due to the individual interests of Dr. Mario and Dr. Eshelman in Apothogen, in connection with this transaction PPD's board of directors adopted a policy to address potential conflicts of interest. This policy identifies the transactions that are subject to the policy and establishes procedures for the disclosure and disinterested approval of these transactions.

Item 7.  Financial Statements and Exhibits.

Exhibit 99.1 Press release dated October 16, 2001.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.



Date: October 16, 2001                 By: /s/ Fred B. Davenport, Jr.
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                                           Fred B. Davenport, Jr.
                                           Executive Vice President

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